                                                                      Exhibit 21
                             List of Subsidiaries

          1. U.S.A. Video Inc., a company incorporated under the laws of the state of Texas, is a wholly owned subsidiary of U.S.A Video Interactive Corp.

          2. Merging Rivers Media Corp., a company incorporated under the laws of the state of Wyoming, is wholly owned subsidiary of USA Video Interactive Corp.

          3. U.S.A. Video Corp., a company incorporated under the laws of the state of Nevada, is a wholly owned subsidiary of USA Video Interactive Corp.